Exhibit 99.1

Purple Innovation Reports First Quarter 2024 Results

Lehi, Utah, May 7, 2024 – Purple Innovation, Inc. (NASDAQ: PRPL), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the first quarter ended March 31, 2024, which were in line with guidance.

First Quarter Financial Summary (Comparisons versus First Quarter 2023)1

●	Net revenue increased 12.5% to $120.0 million compared to $106.7 million.

o	Wholesale revenue increased 33.1% and Direct-to-Consumer (DTC) revenue was consistent with the year ago period.

●	Gross margin was 34.8% compared to 38.0%.

●	Operating expenses were $64.9 million, or 54.0% of net revenue compared to $65.2 million, or 61.1% of net revenue.

●	Operating loss was $(23.1) million compared to an operating loss of $(24.6) million.

●	In connection with refinancing our credit agreement in January, we recognized a loss of $23.6 million related to the change in fair value of our newly issued warrants, a $3.4 million loss on debt extinguishment and $4.5 million of interest expense.

●	Net loss was $(50.2) million as compared to $(25.9) million.

o	Adjusted net loss was $(20.4) million, or $(0.19) per diluted share as compared to $(14.0) million, or $(0.14) per diluted share.

●	EBITDA was $(43.7) million compared to $(19.0) million.

o	Adjusted EBITDA was $(13.2) million compared to $(7.1) million.

●	Cash and cash equivalents were $34.5 million at March 31, 2024.

Chief Executive Officer, Rob DeMartini, said “We are encouraged by our start to the year as our first quarter performance was in-line with our guidance despite continued industry softness. Momentum in our business has been accelerating since the mid-2023 launch of our new product portfolio and brand repositioning, leading to market share gains and a return to growth. We are making important progress executing the key initiatives that we believe will deliver sequential top-line improvement as 2024 unfolds and allow us to generate positive adjusted EBITDA in the second half of the year. Longer-term, we are confident that Purple’s innovative and differentiated sleep technology combined with the team and strategies that we have in place will fuel profitable growth and increased shareholder value.”

1 Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

First Quarter 2024 Review

First quarter 2024 net revenue increased 12.5% to $120.0 million, compared to $106.7 million in the first quarter of 2023. This increase was driven by the positive response to the Company’s new product lineup and an increase in wholesale floor slots, partially offset by soft industry-wide demand for home-related products in the current operating environment. By channel, wholesale revenue increased 33.1% and DTC revenue was consistent with the year ago period. Within DTC, lower e-commerce revenue was offset by growth in Purple retail showroom revenue driven by a shift in sales towards higher ticket mattresses and the net addition of five showrooms over the previous 12 months.

Gross margin for the first quarter 2024 decreased to 34.8% compared to 38.0% in the year ago period. The decrease was primarily attributable to a shift in revenue to the Company’s wholesale channel, which carries a lower margin profile than its DTC channel, the use of airfreight in the first part of the quarter, the liquidation of discontinued products, and costs associated with product shipped early in the second quarter.

Operating expenses were $64.9 million, or 54.0% of net revenue for the first quarter of 2024 compared to $65.2 million, or 61.1% of net revenue in the year ago period. The reduction in operating expenses was largely driven by a $3.9 million decrease in general and administrative costs reflecting the non-recurrence of $5.9 million in legal and professional fees incurred by the Board’s Special Committee in the first quarter of 2023, partially offset by a $3.3 million increase in marketing and sales expense. Advertising spend as a percentage of net revenues was 10.8% in the first quarter of 2024 compared to 11.0% in the first quarter of 2023.

Operating loss was $(23.1) million for the first quarter 2024 compared to $(24.6) million in the prior year period.

Net loss was $(50.2) million for the first quarter 2024 compared to $(25.9) million in the year ago period. Adjusted net loss, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including a $23.6 million loss on the change in fair value of the warrant liability, $3.4 million of losses associated with the extinguishment of debt and a $4.3 million gain from an insurance settlement, was $(20.4) million, or $(0.19) per diluted share, compared to $(14.0) million, or $(0.14) per diluted share in the prior year period. Adjusted net income has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current and comparable prior year period.

EBITDA for the first quarter 2024 was $(43.7) million compared to $(19.0) million in the first quarter 2023. Adjusted EBITDA was $(13.2) million compared to Adjusted EBITDA of $(7.1) million in the prior year period.

Balance Sheet

As of March 31, 2024, the Company had cash and cash equivalents, of $34.5 million compared to $26.9 million as of December 31, 2023. In January 2024, Purple amended and restated its two primary debt facilities into a new $61 million term loan, thereby adding an additional $22 million of liquidity.

Inventories as of March 31, 2024 totaled $72.0 million, representing a decrease of 17.9% compared with March 31, 2023, and an increase of 7.7% compared with December 31, 2023.

2024 Outlook

The Company is reiterating its 2024 outlook for full year net revenue to be in the range of $540 to $560 million and Adjusted EBITDA between $(20) million and $(10) million. The Company still expects its quarterly revenue and adjusted EBITDA performance to improve sequentially as it progresses through the year with adjusted EBITDA projected to be positive for the second half of 2024.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results on May 7, 2024 at 4:30 p.m. Eastern Time. To access the call dial (8880 396-8049 (domestic) or (416) 764-8646 (international). The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple’s GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in 60 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2024, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the second quarter and full year 2024, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$34,477	$26,857
Accounts receivable, net	27,742	37,802
Inventories	72,028	66,878
Prepaid expenses	8,480	8,536
Other current assets	1,069	1,737
Total current assets	143,796	141,810
Property and equipment, net	122,468	128,661
Operating lease right-of-use assets	92,643	95,767
Intangible assets, net	21,206	22,196
Other long-term assets	2,015	2,191
Total assets	$382,128	$390,625

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,948	$49,831
Accrued compensation	9,788	5,064
Customer prepayments	3,994	5,718
Accrued rebates and allowances	8,526	13,243
Accrued warranty liabilities – current portion	8,644	9,793
Operating lease obligations – current portion	14,986	14,843
Other current liabilities	10,020	12,490
Total current liabilities	95,906	110,982
Debt, net of current portion	41,941	26,909
Accrued warranty liabilities, net of current portion	27,315	25,798
Operating lease obligations, net of current portion	105,618	109,094
Warrant liabilities	43,170	—
Other long-term liabilities	2,462	2,235
Total liabilities	316,412	275,018
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 107,480 issued and outstanding at March 31, 2024 and 105,507 issued and outstanding at December 31, 2023	11	11
Class B common stock; $0.0001 par value, 90,000 shares authorized; 205 issued and outstanding at March 31, 2024 and at December 31, 2023	—	—
Additional paid-in capital	591,724	591,380
Accumulated deficit	(526,186)	(475,969)
Total stockholders’ equity attributable to Purple Innovation, Inc.	65,549	115,422
Noncontrolling interest	167	185
Total stockholders’ equity	65,716	115,607
Total liabilities and stockholders’ equity	$382,128	$390,625

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues, net	$120,033	$106,727
Cost of revenues	78,313	66,149
Gross profit	41,720	40,578
Operating expenses:
Marketing and sales	41,462	38,173
General and administrative	19,728	23,667
Research and development	3,666	3,372
Total operating expenses	64,856	65,212
Operating loss	(23,136)	(24,634)
Other income (expense):
Interest expense	(4,474)	(202)
Other income, net	4,394	73
Loss on extinguishment of debt	(3,394)	(1,217)
Change in fair value – warrant liabilities	(23,599)	—
Total other expense, net	(27,073)	(1,346)
Net loss before income taxes	(50,209)	(25,980)
Income tax benefit (expense)	(59)	(72)
Net loss	(50,268)	(26,052)
Net loss attributable to noncontrolling interest	(51)	(119)
Net loss attributable to Purple Innovation, Inc.	$(50,217)	$(25,933)

Net loss per share:
Basic	$(0.47)	$(0.26)
Diluted	$(0.47)	$(0.26)
Weighted average common shares outstanding:
Basic	106,022	98,404
Diluted	106,022	98,852

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(50,268)	$(26,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,382	6,883
Non-cash interest	1,563	270
Paid-in-kind interest	1,850	—
Change in fair value – warrant liabilities	23,599	—
Loss on extinguishment of debt	3,394	1,217
Stock-based compensation	492	1,192
Loss on disposal of property and equipment	112	—
Changes in operating assets and liabilities:
Accounts receivable	10,060	20,124
Inventories	(5,150)	(14,484)
Prepaid expenses and other assets	66	903
Operating leases, net	(209)	1,076
Accounts payable	(7,043)	1,223
Accrued compensation	4,724	2,889
Customer prepayments	(1,724)	(1,599)
Accrued rebates and allowances	(4,717)	(6,822)
Accrued warranty liabilities	368	1,898
Other accrued liabilities	(313)	(2,221)
Net cash used in operating activities	(16,814)	(13,503)

Cash flows from investing activities:
Purchase of property and equipment	(3,038)	(2,943)
Investment in intangible assets	(62)	(155)
Net cash used in investing activities	(3,100)	(3,098)

Cash flows from financing activities:
Payments on term loan	(25,000)	(24,656)
Payments on revolving line of credit	(5,000)	—
Proceeds from related party loan	61,000	—
Payments for debt issuance costs	(3,466)	(2,898)
Proceeds from stock offering	—	60,300
Payments for public offering costs	—	(3,100)
Tax receivable agreement payments	—	(269)
Net cash provided by financing activities	27,534	29,377

Net increase (decrease) in cash	7,620	12,776
Cash, cash equivalents and restricted cash, beginning of the year	26,857	41,754
Cash, cash equivalents and restricted cash, end of the period	$34,477	$54,530

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share amounts)

(unaudited)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA and adjusted EBITDA. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax expense, net other income and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to changes in the fair value of the warrant liability, debt extinguishment, stock-based compensation, vendor separation fees, certain nonrecurring legal fees, Board special committee costs, executive interim and search costs, severance costs and showroom opening costs. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended March 31,
	2024	2023

GAAP net loss	$(50,268)	(26,052)
Interest expense	4,474	202
Income tax (benefit) expense	59	72
Other (income) expense, net	(4,394)	(73)
Depreciation and amortization	6,382	6,883
EBITDA	(43,747)	(18,968)
Adjustments:
Change in fair value - warrant liability	23,599	—
Loss on extinguishment of debt	3,394	1,217
Stock-based compensation expense	492	1,192
Vendor separation fee	—	1,050
Legal fees	837	1,350
Board special committee fees	—	5,862
Executive interim and search costs	1,448	789
Severance costs	780	319
Showroom opening costs	1	57
Adjusted EBITDA	$(13,196)	$(7,132)

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

	Three Months Ended March 31,
	2024	2023
Net loss	$(50,268)	$(26,052)
Income tax (benefit) expense, as reported	59	72
Change in fair value – warrant liabilities	23,599	—
Loss on extinguishment of debt	3,394	1,217
Proceeds from insurance settlement	(4,300)	—
Board special committee fees	—	5,862
Adjusted net loss before income taxes	(27,516)	(18,901)
Adjusted income taxes(1)	7,127	4,895
Adjusted net loss	$(20,389)	$(14,006)

Adjusted net income per share, diluted	$(0.19)	$(0.14)

Adjusted weighted-average shares outstanding, diluted(2)	106,227	98,852

(1)	Represents the estimated effective tax rate of 25.9% for the three months ended March 31, 2024 and 2023, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates, assuming no valuation allowance.

(2)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net loss per share, diluted, to adjusted net loss per share, diluted is set forth below for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended
	March 31, 2024			March 31, 2023
	Net Income	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Loss per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(50,217)	106,022	$(0.47)	$(25,933)	98,852	$(0.26)
Assumed exchange of shares(2)	(51)	205		(119)	—
Net loss	(50,268)			(26,052)
Adjustments to arrive at adjusted income before taxes(3)	22,752			7,151
Adjusted loss before taxes	(27,516)			(18,901)
Adjusted income taxes(4)	7,127			4,895
Adjusted net loss	$(20,389)	106,227	$(0.19)	$(14,006)	98,852	$(0.14)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average dilutive shares, of Class A common stock outstanding.

(2)	Assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock. For the three months ended March 31, 2023, the assumed full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period was included in the calculation of the Weighted Average Shares, Diluted on the previous line as the effect was dilutive.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated e`ffective tax rate of 25.9% for the three months ended March 31, 2024 and 2023, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates, assuming no valuation allowance.